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                                                                    Exhibit 99.1


[LOGO AIR PRODUCTS]                                            News Release
                  --------------------------------------------------------------

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA  18195-1501

           AIR PRODUCTS ANNOUNCES EXPECTED FINANCIAL IMPACT OF RECENT
            HURRICANES, AND OCTOBER 26th FOURTH QUARTER EARNINGS AND
                           TELECONFERENCE INFORMATION

LEHIGH VALLEY, Pa. (September 27, 2005) - Today, Air Products (NYSE:APD) announced it currently anticipates the impact of Hurricanes Katrina and Rita to its business operations will result in an unfavorable fiscal fourth quarter impact in the range of $.05 to $.07 per share.

The losses are attributable to property damage and business interruption in both its gases and chemicals businesses. In accordance with the company's accounting policies, these impacts only reflect expected insurance recovery for certain property damage costs and do not reflect any expected insurance recovery for business interruption.

On August 31, 2005, Air Products declared force majeure regarding liquid hydrogen from New Orleans and Sarnia--plants which represent approximately 90 percent of the company's liquid hydrogen production in North America. The company's New Orleans, Louisiana industrial gas complex sustained extensive damage from Hurricane Katrina. The company's Sarnia, Ontario, Canada production facility was originally shut down due to a planned suspension of a supplier's feedgas when the hurricane hit the New Orleans facility. The Sarnia plant has resumed partial operations, relieving but not mitigating, the shortage. The New Orleans facility should begin operations within the coming months, with substantial operations anticipated by the end of the calendar year.

Most recently, the company's production sites in Texas and Louisiana weathered Hurricane Rita well with only minor damage. Most plants shut down prior to the storm have been restarted and are on-line, with the remaining plants expected to resume production as power and other utilities are restored. However, the general disruption to the area's petrochemical system will have a short-term impact to Air Products.

The company will release its fiscal fourth quarter earnings and fiscal 2006 guidance on Wednesday, October 26, 2005. The company will review these results later that day in a teleconference at 11:00 a.m. Eastern Time (ET). The teleconference will be open to the public and the media in listen-only mode by telephone and Internet broadcast.

Listen to the live teleconference by dialing (719) 785-9450 and entering passcode 1216247. Access the live Internet broadcast and slides to accompany the teleconference at www.airproducts.com/Invest/financialnews/EarningsReleases.htm.

A replay will be available via both the Internet and telephone from 2:00 p.m. ET on October 26 through midnight November 2. Access the Internet replay at

www.airproducts.com/Invest/financialnews/EarningsReleases.htm or the telephone replay by calling (888) 203-1112 (domestic) or (719) 457-0820 (international) and entering passcode 1216247.
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Air Products (NYSE:APD) serves customers in technology, energy, healthcare and industrial markets worldwide with a unique portfolio of products, services and solutions, providing atmospheric gases, process and specialty gases, performance materials and chemical intermediates. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment and is listed in the Dow Jones Sustainability and FTSE4Good Indices. The company has annual revenues of $7.4 billion, operations in over 30 countries, and nearly 20,000 employees around the globe. For more information, visit www.airproducts.com.

***NOTE: The forward-looking statements contained in this release are based on current expectations regarding important risk factors. Actual results may differ materially from those expressed. Factors that might cause forward-looking statements to differ materially from actual results include those specifically referenced as future events or outcomes that the company anticipates, as well as, among other things, overall economic and business conditions different than those currently anticipated and demand for Air Products' goods and services during that time; competitive factors in the industries in which it competes; interruption in ordinary sources of supply; the ability to recover unanticipated increased energy and raw material costs from customers; uninsured litigation judgments or settlements; changes in government regulations; consequences of acts of war or terrorism impacting the United States' and other markets; charges related to currently unplanned portfolio management and cost reduction actions; the success of implementing cost reduction programs; the timing, impact and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the impact of tax and other legislation and regulations in jurisdictions in which Air Products and its affiliates operate; the recovery of insurance proceeds; the impact of new financial accounting standards, including the expensing of employee stock options; and the timing and rate at which tax credits can be utilized. The company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect any change in the company's beliefs or expectations or any change in events, conditions or circumstances upon which any such statements are based.

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Media Inquiries:
----------------
      Katie McDonald, tel: (610) 481-3673; e-mail: mcdonace@airproducts.com.


Investor Inquiries:
-------------------
      Phil Sproger, tel: (610) 481-7461; e-mail: sprogepc@airproducts.com.